Exhibit 10.3

SECOND AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This Second Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 1st day of September, 2009.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, the Plan is amended to read as follows:

FIRST: Effective October 5, 2009, Section 4.03 is amended to read as follows:

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer will make a matching contribution for each eligible Participant (as defined in Article II) who is covered under the provisions of a collective bargaining agreement equal to a designated percentage of such Participant’s Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04. Until suspended or modified as hereinafter provided, the designated contribution will be 100% of such Participant’s salary reduction contribution, provided, that no matching contribution will be based upon a Participant’s contribution above the first 4% of Compensation contributed by a Participant. Notwithstanding anything herein to the contrary, no Participant will accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each eligible Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to this Section 4.03 will be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

SECOND: Effective January 1, 2009, the first paragraph of Section 4.05 is amended to read as follows:

Section 4.05. 401(k) Test. The following provisions will govern compliance with the nondiscrimination tests of Code Section 401(k). For purposes of this Section 4.05, certain additional definitions are set forth in

Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

THIRD: Effective January 1, 2009, the first paragraph of Section 4.06 is amended to read as follows:

Section 4.06. 401(m) Test. The following provisions will govern compliance with the nondiscrimination tests of Code Section 401(m). For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Rich Jiwanlal

ATTEST:

/s/ Marzella Ervin

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